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                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration File No.: 333-73405



PROSPECTUS DATED MARCH 12, 1999                    PRICING SUPPLEMENT NO. 27 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-73405
DATED JANUARY 21, 2000                                         JANUARY 21, 2000
                                                                 RULE 424(B)(3)

                       Donaldson, Lufkin & Jenrette, Inc.

                                MEDIUM-TERM NOTES

                   Due Nine Months or More from Date of Issue

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

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
Principal Amount:                   $ 150,000,000              Optional Conversion:              N / A

Price To Public:                        100.0000 %             Optional Repayment Date:          Non-Call / Life

Underwriting Discount:                     .5000 %

Proceeds To Issuer:                      99.5000 %             Business Day Jurisdiction:        New York

Settlement Date                                                Initial Redemption
(Original Issue Date):              February 1, 2000           Percentage:                       N / A

Specified Currency:                 US Dollars                 Initial Redemption Date:          N / A

Authorized Denomination:            $1,000                     Annual Redemption
                                                               Percentage Reduction:             N / A

Maturity Date:                      February 1, 2005           Book Entry Note or
                                                               Certified Note:                   B / E

Interest Rate:                      3 month USD Libor
                                    + 50 basis points

First Coupon:                       $ 2,455,781.25

Interest Payment Dates:             Quarterly, 1st day of      Total Amount of OID:              N / A
                                    February, May, August
                                    and November or as
                                    modified

Interest Determination Date:        2 business days prior      Day Count:                        Act/360
                                    to the Interest Payment
                                    Dates
                                                               CUSIP:                            25766CBV5

First Interest Date:                May 1, 2000

Paying Agent:                       The Chase Manhattan Bank

Settlement:                         DTC#: 443
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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

               DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION